Exhibit 99.1

A. H. Belo Corporation Announces Appointment of Katy Murray as Senior

Vice President/Chief Financial Officer

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today that its Board of Directors (the “Board”) has appointed Katy Murray as Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary of the Company effective April 1, 2015. She will become the Company’s principal financial officer beginning with the second quarter of 2015.

“We are excited to have someone with Katy’s experience and financial and business acumen joining our Company,” stated Jim Moroney, Chairman of the Board, President and Chief Executive Officer of the Company. “Her over twenty years of financial and business acquisition and integration and accounting experience, including public company experience, will be a tremendous asset to our management team as we focus our operations and growth in the Texas region. We look forward to her joining our Company and leading our finance, accounting, tax, treasury, investor relations and human resources areas.”

Prior to joining A. H. Belo, Ms. Murray served as the Chief Financial Officer of SourceHOV, a multi-national provider of business processing services, from November 2011 to April 2013, and was responsible for the worldwide finance, accounting, and facility operations of that company. Subsequent to SourceHOV’s acquisition by Citi Venture Capital Investment in April 2013, Ms. Murray served in an advisory role to the Finance Committee of the Board of Directors of SourceHOV until April 2014. Prior to serving in such capacity, from October 2010 to October 2011, Ms. Murray was Chief Financial Officer of Pivot3, Inc., a provider of converged infrastructure appliances for the video surveillance and virtual desktop markets. In that role, she directed the financial, administrative, human resource, corporate information technology and legal operations for that organization. Prior to that, from September 2006 to October 2010, Ms. Murray served as Executive Vice President/Chief Financial Officer of Taleo Corporation, a then publicly-traded company focused on talent acquisition, performance management, learning and development, and compensation management, which was later acquired by Oracle Corporation.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.